EXTENSION AND WAIVER AGREEMENT

This Extension and Waiver Agreement ("Agreement" or "Waiver Agreement") is made this 9th day of September, 2008 by and among bioMETRX, Inc., a Delaware corporation (the "Company") and the holder of a Convertible Debenture identified on the signature page hereto (including its successors and assigns the "Holder").

WHEREAS, the Company entered into a Securities Purchase Agreement with the Holder (the "Securities Purchase Agreement") dated as of December 28, 2006 and in connection therewith issued a Convertible Debenture dated December 28, 2006 in the principal amount of $1,000,000 ("Debenture") and accompanying warrants; and

WHEREAS, the principal balance of the Debenture has been reduced to $550,000 through the conversion of the Debenture into the Company's common stock; and

WHEREAS, the Company's seeks to obtain additional financing; and

WHEREAS, the Company has received a proposal from additional investors who have agreed to provide to the Company up to $1,500,000 of additional financing (the "New Financing") on the express condition that Holder waives all current defaults on the Debenture, agrees to restrict the conversion, transfer, sale or assignment of the remaining balance of their Debenture as described herein and agrees to extend the maturity date of the Debenture as described herein; and

WHEREAS, as a condition to the Holder making the accommodations described herein, the Company agrees to redeem $100,000 of the Holder's Debenture upon the execution of this Agreement; and

WHEREAS, the Company and the Holder mutually desire to enter into this Agreement in order to reduce the Holder's economic exposure and allow the Company to obtain additional financing.

NOW THEREFORE, the parties agree as follows:

1. The Company agrees to purchase from the Holder and the Holder agrees to sell to the Company $100,000 of the principal balance of the Holder's Debenture (the "$100,000 Buyout"). The Company shall deliver $100,000 to the Holder in cash consideration for the $100,000 Buyout by September 16, 2008. Neither this Waiver Agreement, nor any of its terms, shall come into effect until the Holder has received $100,000 in cash in consideration for the $100,000 Buyout by September 16, 2008. Once the Holder has received $100,000 in cash in consideration of the $100,000 Buyout by September 16, 2008 and has received the Payment Shares (as defined below), the Holder agrees that it will thereafter forebear to enforce any and all defaults relating to the Debenture and Transaction Documents presently existing ("Existing Defaults"), will thereafter agree to extend the due date of the Debenture until December 16, 2008. Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a

waiver or forbearance with respect to any future events of defaults under the Transaction Documents which do not exist as of the date hereof.

2. The Company agrees to pay the Holder and the Holder agrees to accept 657,465 shares (the "Payment Shares") of the Company's common stock as payment of $118,343.84 of accrued and unpaid interest due under the Debenture through August 31, 2008. The Company will cause these shares to be delivered to the Holder within three (3) business days from the date of execution of this Agreement. The Holder agrees not to sell these shares for a period of 9 months from the date hereof.

3. The Company agrees and acknowledges that the exercise price of the Series A Warrants of Holder (the "Series A Warrants" or the "Warrants") has been adjusted from $1.00 per share to $0.18, and the number of Series A Warrants originally issued to the Holder in connection with the purchase of the Debenture has been increased as a result of the anti-dilution provisions contained in the Series A Warrant to 5,555,555 shares. Upon a request from the Holder, the Company will reissue the Series A Warrant reflecting this adjusted price and adjusted number of shares.

4. Once the Holder has received $100,000 in cash in consideration of the $100,000 Buyout by September 16, 2008 and has received the Payment Shares, the Holder agrees that it will thereafter suspend conversion of the Debenture for a period ending on December 16, 2008 (the "Lockup Period"). In addition, once the Holder has received $100,000 in cash in consideration of the $100,000 Buyout, the Holder agrees that it will thereafter agree not to sell, assign or transfer the Debenture or any other shares of the Company's common stock currently held by the Holder during the Lockup Period without the written consent of the Company. Once the Holder has received $100,000 in cash in consideration of the $100,000 Buyout and has received the Payment Shares, the Holder agrees that the maturity date of the Debenture shall be extended until December 16, 2008.

5. The Holder agrees to sell to a third party designated by the Company an additional $175,000 of the principal balance of the Holder's Debenture, in addition to the $100,000 Buyout (the "$175,000 Buyout"), anytime prior to December 16, 2008. In the event that, prior to December 16, 2008, the Holder receives an additional $175,000 (for an aggregate total of $275,000) in exchange for the purchase of an additional $175,000 (for an aggregate total of $275,000) of the principal balance of the Debenture, then (i) the Lockup Period shall be extended (a "Lockup Period Extension") through March 16, 2009 (the "Extended Lockup Period"), (ii) the maturity date of the Debenture shall be extended until July 30, 2009 and (iii) the number of the Holder's Series A Warrants shall be reduced from 5,555,555 to 2,000,000, subject to future adjustments to the exercise price and number of shares pursuant to the terms of the Warrant and subject to Paragraph 8 below. In the event that the Holder has not received $175,000 in consideration for the $175,000 Buyout by December 16, 2008, there shall thereafter be no further restrictions on the conversion of the Debentures or the sale of shares by the Holder and this Waiver Agreement shall become null and void ab initio, except that the $100,000 Buyout shall remain in effect, the Holder shall retain the Payment Shares (as defined above) and the Holder shall retain its 5,555,555 Warrants with an exercise price of $0.18, subject to future antidilution adjustments in accordance with its terms.

6. Notwithstanding anything to the contrary herein, in the event that the $175,000 Buyout occurs, the Holder may nevertheless convert the Debenture anytime and from time to time after the $175,000 Buyout throughout the Extended Lockup Period based on the following conditions: (i) an aggregate of up to 10% of the remaining $275,000 principal balance of the Debenture may be converted if the closing bid price of the Company's common stock for the trading day immediately preceding the date ("Bid Price") of such conversion equals or exceeds $0.50; (ii) an aggregate of 15% of the remaining $275,000 principal balance of the Debenture may be converted if the Bid Price exceeds $0.75; (iii) an aggregate of 20% of the remaining $275,000 principal balance of the Debenture may be converted if the Bid Price exceeds $1.00; (iv) an aggregate of 25% of the remaining $275,000 principal balance of the Debenture may be converted if the Bid Price exceeds $1.10; and (v) the entire remaining principal balance of the Debenture may be converted if the Bid Price exceeds $1.25 (collectively the "Lockup Exceptions"), and the Holder may sell without restriction any shares received pursuant to the conversions allowed under the above Lockup Exceptions. After the end of the Lockup Period (after accounting for any applicable Lockup Period Extension, if such extension is required under Section 5 above), the Holder may convert its Debenture without restriction and may sell, assign or transfer the Debenture or any shares of the Company's common stock held by the Holder, each without restriction.

7. If the Company engages in one or more new financings after the date hereof, the Holder, in its sole discretion, shall have the option to roll its remaining $275,000 of Debentures into any such new financing, on a dollar for dollar basis (the "Roll In"). Notwithstanding any Roll In, the Holder shall retain all of its Series A Warrants, subject to future antidilution adjustments pursuant to the terms of the Series A Warrants and subject to Paragraph 8 below.

8. So long as any of the Series A Warrants remain outstanding, in the event that, at any time after the issuance of any warrants or options that are outstanding as of the date hereof, to parties ("Other Holders") other than BridgePointe Master Fund Ltd., the Company has granted or in the future grants to any such Other Holder, or otherwise recognizes such Other Holder's right to receive upon exercise of such warrants, a number of shares of common stock, which when combined with any Issued Shares (as defined below), exceeds of 200% of the number of shares into which such warrant was originally convertible on its original date of issuance, then the Holder shall receive an additional number of Series A Warrants, on the same terms as the Series A Warrants, if necessary, such that its total number of Series A Warrants again equals 5,555,555 shares (reduced by any amount of the Series A Warrants that have previously been exercised). It is expressly agreed that the terms of this Paragraph shall apply notwithstanding any reduction to the number of Holder's Warrants that may have occurred pursuant to the terms of this Agreement, including but not limited to Paragraph 3 hereof. For purposes hereof, "Issued Shares" shall mean shares of common stock issued to one of the Other Holders other than upon conversion of a convertible note presently owned by such Other Holder.

9. [Omitted].

10. This Agreement shall be construed, and the rights and liabilities of the parties hereto determined, in accordance with the internal laws of the State of New York, without regards to the principles of conflicts of law thereof.

11. Capitalized terms not defined herein shall have the meanings given to them in the Transaction Documents.

12. Except as set forth herein, the Holders reserve all rights, remedies, powers, or privileges available under the existing agreements of the parties, including but not limited to the Transaction Documents (as defined in the Securities Purchase Agreement), at law or otherwise. The parties expressly acknowledge that the Conversion and Forebearance Agreement between the parties dated December 17, 2008 expired by its terms on June 29, 2008 and is not extended hereby. This Extension and Waiver Agreement shall not constitute a novation or satisfaction and accord of the Debentures or any other document, instrument and/or agreement executed or delivered in connection therewith.

13. This Agreement may be executed in several counterparts which together shall constitute a single document.

14. Notwithstanding anything to the contrary herein, the terms of this Waiver and Agreement shall not apply until after the Holder has received $100,000 in cash in consideration of the $100,000 Buyout and has received the Payment Shares.

15. The parties hereto agree that each of them and/or their respective counsel

This Extension and Waiver Agreement has been duly authorized and approved by all requisite corporate action by the Company and Holder and does not violate the respective organizational documents.

Dated: September 9, 2008

BIOMETRX, INC.

By: [signature]
Name: Mark Basile
Title: CEO

HOLDER:

BRIDGEPOINTE MASTER FUND LTD.

By: [signature]
Name: Eric S. Swartz
Title: Director